Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

William P. Taylor

Chief Executive Officer

SR Bancorp, Inc.

(732) 560-1700, ext. 5201

SR BANCORP, INC. ANNOUNCES QUARTERLY FINANCIAL RESULTS

Bound Brook, New Jersey (April 30, 2025) – SR Bancorp, Inc. (the “Company”) (NASDAQ: SRBK), the holding company for Somerset Regal Bank (the “Bank”), announced net income of $537,000 for the three months ended March 31, 2025, or $0.06 per basic and diluted share, compared to net income of $1.1 million for the three months ended March 31, 2024. Excluding $575,000 of net accretion income for fair value adjustments related to the acquisition of Regal Bancorp and its wholly-owned subsidiary Regal Bank, which is described in greater detail below, net income would have been $124,000 for the three months ended March 31, 2025. Excluding $242,000 of merger-related costs, offset by $1.4 million of net accretion income related to fair value adjustments, net income would have been $258,000 for the three months ended March 31, 2024.

The Company reported net income of $2.9 million for the nine months ended March 31, 2025, or $0.34 per basic and diluted share, compared to a net loss of $7.8 million for the nine months ended March 31, 2024. Excluding $2.4 million of net accretion income related to fair value adjustments, net income would have been $1.2 million for the nine months ended March 31, 2025. Excluding a $5.4 million contribution to the newly formed charitable foundation, which is described further below, and $4.1 million of merger-related costs, offset by $2.9 million of net accretion income related to fair value adjustments, net income would have been $1.4 million for the nine months ended March 31, 2024.

Total assets were $1.07 billion, an increase of $53.1 million, or 5.2%, from $1.02 billion at June 30, 2024. Net loans were $780.8 million, an increase of $48.9 million, or 6.7%, from $731.9 million at June 30, 2024. Total deposits were $835.6 million, an increase of $28.5 million, or 3.5%, from $807.1 million at June 30, 2024. The increase in loans was funded primarily through a $30.0 million short-term borrowing and increased deposits.

Completed Stock Offering and Merger

The conversion of Somerset Savings Bank, SLA from the mutual to stock form of organization and related stock offering by the Company was completed on September 19, 2023. In connection therewith, the Company sold 9,055,172 shares of common stock at a price of $10.00 per share and contributed 452,758 shares and $905,517 in cash to the Somerset Regal Charitable Foundation, Inc., a charitable foundation formed in connection with the conversion.

Promptly following the completion of the conversion and related stock offering, Regal Bancorp merged with and into the Company, with the Company as the surviving entity (the “Merger”). Immediately following the Merger, Regal Bank, a New Jersey chartered commercial bank headquartered in Livingston, New Jersey and the wholly-owned subsidiary of Regal Bancorp, merged with and into Somerset Bank, which converted to a commercial bank charter, and was renamed Somerset Regal Bank. The Merger was completed on September 19, 2023.

Comparison of Operating Results for the Three Months Ended March 31, 2025 and 2024

General. Net income decreased $526,000, or 49.5%, to $537,000 for the three months ended March 31, 2025 from $1.1 million for the three months ended March 31, 2024. Net income for the three months ended March 31, 2025 included $575,000 of net accretion income related to fair value adjustments resulting from the Merger. Net income for the three months ended March 31, 2024 included $242,000 of merger-related costs, offset by $1.4 million of net accretion income related to fair value adjustments.

Interest Income. Interest income decreased $165,000, or 1.4%, to $11.5 million for the three months ended March 31, 2025 from $11.6 million for the three months ended March 31, 2024. The decrease resulted from a $437,000, or 44.9%, decrease in interest income on interest bearing deposits at other banks and a $179,000, or 23.0%, decrease in interest income on securities, partially offset by a $527,000, or 5.4%, increase in interest income on loans. The increase in the interest income on loans was due to a $71.5 million increase in the average balance of loans from $707.1 million for the three months ended March 31, 2024 to $778.6 million for the three months ended March 31, 2025, offset by a 23 basis point decrease in the yield on loans in a lower interest rate environment. The decrease in interest income on securities was due to a $48.2 million decrease in the average balance of securities resulting primarily from the sale of $35.4 million of lower-yielding securities in the fourth quarter of fiscal year 2024 as part of a balance sheet repositioning, which resulted in a two basis point increase in the yield notwithstanding the lower interest rate environment.

Interest Expense. Interest expense increased $919,000, or 27.2%, to $4.3 million for the three months ended March 31, 2025 from $3.4 million for the three months ended March 31, 2024, due to a $1.2 million increase in interest expense on demand deposits and a $156,000 increase in interest expense on borrowings, offset in part by a decrease in interest expense on certificates of deposit of $203,000 resulting from a 28 basis point decrease in the average rate. The increase in interest expense on interest-bearing demand deposits was due to an increase of $101.5 million, or 49.9%, in the average balance and an increase of 106 basis points in the cost of interest-bearing deposits to 1.75% for the three months ended March 31, 2025 from 0.69% for the three months ended March 31, 2024 as the Bank raised rates on certain interest-bearing deposit products in an effort to remain competitive in the market area.

Net Interest Income. Net interest income decreased $1.1 million, or 13.1%, to $7.2 million for the three months ended March 31, 2025 from $8.3 million for the three months ended March 31, 2024. Net interest rate spread decreased 58 basis points to 2.25% for the three months ended March 31, 2025 from 2.83% for the three months ended March 31, 2024. Net interest margin decreased 49 basis points to 2.82% for the three months ended March 31, 2025 from 3.31% for the three months ended March 31, 2024. Net interest-earning assets decreased $2.9 million, or 1.1%, to $258.8 million for the three months ended March 31, 2025 from $261.8 million for the three months ended March 31, 2024. The decrease in the Bank’s net interest rate spread and net interest margin were primarily a result of the cost of interest-bearing liabilities increasing while the yield on interest-earning assets decreased.

Provision for Credit Losses. The Bank establishes provisions for credit losses, which are charged to operations to maintain the allowance for credit losses at a level it considers necessary to absorb probable credit losses attributable to loans that are reasonably estimable at the balance sheet date. In determining the level of the allowance for credit losses, the Bank considers, among other things, past and current loss experience, evaluations of real estate collateral, economic conditions, the amount and type of lending, adverse situations that may affect a borrower’s ability to repay a loan and the levels of delinquent, classified and criticized loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or conditions change. The Bank assesses the allowance for credit losses and records provisions for credit losses on a quarterly basis.

The Bank recorded a provision for credit losses of $38,000 during the three months ended March 31, 2025 reflecting the loan growth during the period, compared to a recovery for credit losses of $142,000 for the three months ended March 31, 2024. The Bank had no charge-offs for the three months ended March 31, 2025 and no non-performing loans at March 31, 2025 compared to no charge-offs for the three months ended March 31, 2024 and $220,000 of non-performing loans at March 31, 2024. The Bank’s allowance for credit losses as a percentage of total loans was 0.65% at March 31, 2025 compared to 0.72% at March 31, 2024.

Noninterest Income. Noninterest income increased $26,000, or 5.0%, to $542,000 for the three months ended March 31, 2025 from $516,000 for the three months ended March 31, 2024, primarily as a result of an increase of $37,000 in service charges and fees, offset by decrease of $19,000 in realized gain on sale of investments.

Noninterest Expense. Noninterest expense decreased $509,000, or 6.7%, to $7.1 million for the three months ended March 31, 2025 from $7.6 million for the three months ended March 31, 2024, due to a $399,000, or 42.0%, decrease in data processing expenses, which included $242,000 of one-time deconversion fees related to the Merger, a $215,000, or 27.8%, decrease in occupancy expenses driven by the consolidation of branch offices, offset by an increase in professional fees of $110,000.

Income Tax Expense. The provision for income taxes was $89,000 for the three months ended March 31, 2025, compared to $292,000 for the three months ended March 31, 2024. The Bank’s effective tax rate was 14.2% for the three months ended March 31, 2025 compared to 21.5% for the three months ended March 31, 2024.

Comparison of Operating Results for the Nine Months Ended March 31, 2025 and 2024

General. Net income increased $10.7 million, or 137.4%, to $2.9 million for the nine months ended March 31, 2025 from a net loss of $7.8 million for the nine months ended March 31, 2024. Net income for the nine months ended March 31, 2025 included $2.4 million of net accretion income related to fair value adjustments resulting from the Merger. Net income for the nine months ended March 31, 2024 included a $5.4 million charitable contribution and $4.1 million of merger-related costs, offset by $2.9 million of net accretion income related to fair value adjustments.

Interest Income. Interest income increased $5.0 million, or 17.0%, to $34.5 million for the nine months ended March 31, 2025 from $29.5 million for the nine months ended March 31, 2024 due to a 22 basis point increase in the yield on interest-earning assets and a $103.2 million increase in the average balance of interest-earning assets. The increase resulted from a $7.3 million, or 30.8%, increase in interest income on loans due to the increased size of the loan portfolio, largely as a result of the Merger, as well as a higher average yield on the loan portfolio due to higher market rates and an increased proportion of higher-yielding commercial real estate loans, offset by a $641,000 decrease in interest income on securities, and a $1.7 million decrease in interest income from other interest-earning assets due to lower average balances and a lower interest rate environment. The decrease in interest income on securities was due to a $48.4 million decrease in the average balance of securities, despite only a 3 basis point decrease in the average yield on securities, resulting primarily from the sale of $35.4 million of lower-yielding securities in the fourth quarter of fiscal year 2024 as part of a balance sheet repositioning.

Interest Expense. Interest expense increased $4.4 million, or 55.1%, to $12.5 million for the nine months ended March 31, 2025 from $8.0 million for the nine months ended March 31, 2024, primarily due to a $3.0 million increase in interest expense on deposits. Interest expense on interest-bearing demand deposits increased due to an increase of $107.9 million in the average balance as a result of the Merger and an increase of 126 basis points in the cost of interest-bearing deposits to 1.63% for the nine months ended March 31, 2025 from 0.37% for the nine months ended March 31, 2024 as the Bank raised rates on certain interest-bearing deposit products in an effort to remain competitive in the market area. Interest expense on certificates of deposit increased $1.3 million as the average rate on certificates of deposit increased 18 basis points to 3.90% for the nine months ended March 31, 2025 from 3.72% for the nine months ended March 31, 2024 due to the highly competitive interest rate environment in our market area. Interest expense on borrowings increased by $135,000 due to a higher average outstanding balance.

Net Interest Income. Net interest income increased $585,000, or 2.7%, to $22.0 million for the nine months ended March 31, 2025 from $21.4 million for the nine months ended March 31, 2024. Net interest rate spread decreased 40 basis points to 2.34% for the nine months ended March 31, 2025 from 2.74% for the nine months ended March 31, 2024. Net interest margin decreased 25 basis points to 2.93% for the nine months ended March 31, 2025 from 3.18% for the nine months ended March 31, 2024. Net interest-earning assets increased $22.9 million, or 9.6%, to $262.2 million for the nine months ended March 31, 2025 from $239.3 million for the nine months ended March 31, 2024. The decreases in the Bank’s net interest rate spread and net interest margin were primarily a result of the cost of interest-bearing liabilities increasing at a higher rate than the yield on interest-earning assets.

Provision for Credit Losses. The Bank recorded a recovery for credit losses of $105,000 for the nine months ended March 31, 2025 as compared to a provision for credit losses of $3.9 million for the nine months ended March 31, 2024. The recovery reflects updates made to model assumptions in the calculation of the Bank's allowance for credit losses. The Bank had no charge-offs during the nine months ended March 31, 2025 and no non-performing loans at March 31, 2025 compared to no charge-offs for the nine months ended March 31, 2024 and $220,000 of non-performing loans at March 31, 2024. The Bank’s allowance for credit losses as a percentage of total loans was 0.65% at March 31, 2025 compared to 0.72% at March 31, 2024.

Noninterest Income. Noninterest income increased $571,000, or 41.0%, to $2.0 million for the nine months ended March 31, 2025 from $1.4 million for the nine months ended March 31, 2024, primarily as a result of an increase of $206,000 in service charges and fees and a $128,000 increase in the cash surrender value of bank owned life insurance resulting from an increase in the average balance of the related assets.

Noninterest Expense. Noninterest expense decreased $7.6 million, or 27.2%, to $20.4 million for the nine months ended March 31, 2025 from $28.0 million for the nine months ended March 31, 2024, primarily as a result of the $5.4 million charitable contribution made during the nine months ended March 31, 2024, a $1.8 million, or 14.6%, decrease in salaries and employee benefits resulting from one-time change in control payments incurred during the nine months ended March 31, 2024 and a $750,000, or 31.4%, decrease in data processing expense due to a $414,000 early termination fee and a $242,000 deconversion fee incurred during the nine months ended March 31, 2024, all related to the Merger.

Income Tax Expense. The provision for income taxes was $776,000 for the nine months ended March 31, 2025, compared to a benefit of $1.2 million for the nine months ended March 31, 2024. The Bank’s effective tax rate was 21.0% for the nine months ended March 31, 2025 compared to 13.7% for the nine months ended March 31, 2024.

Comparison of Financial Condition at March 31, 2025 and June 30, 2024

Assets. Assets increased $53.1 million, or 5.2%, to $1.07 billion at March 31, 2025 from $1.02 billion at June 30, 2024. The increase was primarily driven by new loan originations, resulting in a net increase of $48.9 million in loans receivable.

Cash and Cash Equivalents. Cash and cash equivalents increased $16.3 million, or 35.5%, to $62.2 million at March 31, 2025 from $45.9 million at June 30, 2024 primarily due to borrowings of $30.0 million from the Federal Home Loan Bank of New York during the nine months ended March 31, 2025.

Securities. Securities held-to-maturity decreased $10.7 million, or 6.9%, to $145.4 million at March 31, 2025 from $156.1 million at June 30, 2024. The decrease was primarily due to principal repayments and maturities.

Loans. Loans receivable, net, increased $48.9 million, or 6.7%, to $780.8 million at March 31, 2025 from $731.9 million at June 30, 2024, driven by a net increase in residential mortgage loans of $19.2 million and a net increase in total commercial loans of $28.3 million as the Bank utilized wholesale funding to originate new loans.

Deposits. Deposits increased $28.5 million, or 3.5%, to $835.6 million at March 31, 2025 from $807.1 million at June 30, 2024. Increases in interest-bearing deposit accounts resulted from the Bank having raised rates on certain interest-bearing deposit products in an effort to remain competitive in the market area. At March 31, 2025, $106.0 million, or 12.7%, of total deposits consisted of noninterest-bearing deposits. At March 31, 2025, $133.9 million, or 16.0%, of total deposits were uninsured.

Borrowings. During the nine months ended March 31, 2025, the Bank borrowed $30.0 million from the Federal Home Loan Bank of New York to provide for additional liquidity to fund new loans. Such borrowings remained outstanding at March 31, 2025. At June 30, 2024, there were no outstanding borrowings.

Equity. Equity decreased $4.4 million, or 2.2%, to $195.1 million at March 31, 2025 from $199.5 million at June 30, 2024. The decrease was primarily due to the repurchase of 627,461 shares of common stock at a cost of $7.3 million, partially offset by net earnings of $2.9 million.

About Somerset Regal Bank

Somerset Regal Bank is a full-service New Jersey commercial bank headquartered in Bound Brook, New Jersey that operates 14 branches in Essex, Hunterdon, Middlesex, Morris, Somerset and Union Counties, New Jersey. At March 31, 2025, Somerset Regal Bank had $1.07 billion in total assets, $780.8 million in net loans, $835.6 million in deposits and total equity of $195.1 million. Additional information about Somerset Regal Bank is available on its website, www.somersetregalbank.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements, which are based on certain current assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,”

“project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, inflation, general economic conditions or conditions within the securities markets, including potential recessionary conditions, real estate market values in the Bank’s lending area changes in the quality of our loan and security portfolios, increases in non-performing and classified loans, economic assumptions or changes in our methodology that may impact our allowance for credit losses calculation, changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio, the availability of low-cost funding, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the imposition of tariffs or other domestic or international governmental policies, a failure in or breach of the Company’s operational or security systems or infrastructure, including cyber attacks, the failure to maintain current technologies, failure to retain or attract employees and legislative, accounting and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged. Our actual future results may be materially different from the results indicated by these forward-looking statements. Except as required by applicable law or regulation, we do not undertake, and we specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statement.

SR Bancorp, Inc. and Subsidiaries

Consolidated Statements of Financial Condition

March 31, 2025 (Unaudited) and June 30, 2024

(Dollars in thousands)

	March 31, 2025	June 30, 2024

Assets
Cash and due from banks	$4,537	$8,622
Interest-bearing deposits at other banks	57,687	37,287
Total cash and cash equivalents	62,224	45,909
Securities held-to-maturity, at amortized cost	145,413	156,144
Equity securities, at fair value	32	25
Loans receivable, net of allowance for credit losses of $5,124 and $5,229, respectively	780,795	731,859
Premises and equipment, net	4,972	5,419
Right-of-use asset	1,926	2,311
Restricted equity securities, at cost	2,581	1,231
Accrued interest receivable	2,964	2,695
Bank owned life insurance	37,876	37,093
Goodwill and intangible assets	27,039	28,141
Other assets	8,085	10,017
Total assets	$1,073,907	$1,020,844
Liabilities and Equity
Liabilities
Deposits:
Noninterest-bearing	$106,020	$108,026
Interest-bearing	729,564	699,074
Total deposits	835,584	807,100
Borrowings	30,000	—
Advance payments by borrowers for taxes and insurance	8,318	8,073
Accrued interest payable	237	149
Lease liability	2,012	2,403
Other liabilities	2,688	3,636
Total liabilities	878,839	821,361
Equity
Preferred Stock, $0.01 par value, 5,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 50,000,000 authorized; 9,184,700 and 9,507,930 shares issued and outstanding as of March 31, 2025, and June 30, 2024, respectively	92	95
Additional paid-in capital	84,466	91,436
Retained earnings	118,705	116,205
Unearned compensation ESOP	(6,751)	(7,036)
Accumulated other comprehensive loss	(1,444)	(1,217)
Total stockholders' equity	195,068	199,483
Total liabilities and stockholders' equity	$1,073,907	$1,020,844

SR Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

For the Three and Nine Months Ended March 31, 2025 (Unaudited) and March 31, 2024 (Unaudited)

(Dollars in thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2025	2024	2025	2024
Interest Income
Loans, including fees	$10,346	$9,819	$31,069	$23,760
Securities:
Taxable	600	779	1,848	2,489
Federal funds sold	—	76	—	157
Interest bearing deposits at other banks	537	974	1,578	3,071
Total interest income	11,483	11,648	34,495	29,477
Interest Expense
Deposits:
Demand	1,332	122	3,500	504
Savings and time	2,584	3,031	8,136	6,834
Borrowings	383	227	842	707
Total interest expense	4,299	3,380	12,478	8,045
Net Interest Income	7,184	8,268	22,017	21,432
Provision (Credit) for Credit Losses	38	(142)	(105)	3,913
Net Interest Income After Provision (Credit) for Credit Losses	7,146	8,410	22,122	17,519
Noninterest Income
Service charges and fees	230	193	782	576
Increase in cash surrender value of bank owned life insurance	259	247	783	655
Fees and service charges on loans	35	36	128	47
Unrealized gain on equity securities	3	1	7	3
Realized gain on sale of investments	—	19	—	33
Realized gain on sale of loans	—	—	52	—
Other	15	20	213	80
Total noninterest income	542	516	1,965	1,394
Noninterest Expense
Salaries and employee benefits	3,681	3,631	10,288	12,050
Occupancy	557	772	1,681	1,674
Furniture and equipment	346	285	924	674
Data Processing	552	951	1,642	2,392
Advertising	97	75	264	204
FDIC premiums	120	120	360	348
Directors fees	93	103	287	288
Professional fees	467	357	1,423	1,775
Insurance	133	165	451	389
Telephone, postage and supplies	197	210	569	391
Other	819	902	2,497	7,799
Total noninterest expense	7,062	7,571	20,386	27,984
Income (Loss) Before Income Tax Expense (Benefit)	626	1,355	3,701	(9,071)
Income Tax Expense (Benefit)	89	292	776	(1,243)
Net Income (Loss)	$537	$1,063	$2,925	$(7,828)
Basic earnings (loss) per share	$0.06	$0.12	$0.34	$(1.27)
Diluted earnings (loss) per share	$0.06	$0.12	$0.34	$(1.27)
Weighted average number of common shares outstanding - basic	8,303,795	8,790,082	8,567,520	6,187,588
Weighted average number of common shares outstanding - diluted	8,315,030	8,790,082	8,572,283	6,187,588

SR Bancorp, Inc. and Subsidiaries

Selected Ratios

(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31, 2025	March 31, 2024	March 31, 2025	March 31, 2024
	(Unaudited)		(Unaudited)
Performance Ratios: (1)
Return (loss) on average assets (2)	0.20%	0.39%	0.56%	-1.62%
Return (loss) on average equity (3)	1.13%	2.12%	3.04%	-8.78%
Net interest margin (4)	2.82%	3.31%	2.93%	3.18%
Net interest rate spread (5)	2.25%	2.83%	2.34%	2.74%
Efficiency ratio (6)	91.41%	86.19%	85.01%	122.60%
Total gross loans to total deposits	94.06%	84.00%	94.06%	84.00%

Asset Quality Ratios:
Allowance for credit losses on loans as a percentage of total gross loans	0.65%	0.72%	0.65%	0.72%
Allowance for credit losses on loans as a percentage of non-performing loans	0.00%	2307.27%	0.00%	2307.27%
Net (charge-offs) recoveries to average outstanding loans during the period	0.00%	0.00%	0.00%	0.00%
Non-performing loans as a percentage of total gross loans	0.00%	0.03%	0.00%	0.03%
Non-performing assets as a percentage of total assets	0.00%	0.02%	0.00%	0.02%

Other Data:
Tangible book value per share (7)	$18.29	$17.95	$18.29	$17.95
Tangible common equity to tangible assets	16.05%	16.66%	16.05%	16.66%

(1) Performance ratios for the three and nine month periods ended March 31, 2025 and March 31, 2024 are annualized.
(2) Represents net income divided by average total assets.
(3) Represents net income divided by average equity.
(4) Represents net interest income as a percentage of average interest-earning assets. (5) Represents net interest rate spread as a percentage of average interest-earning assets.
(6) Represents non-interest expense divided by the sum of net interest income and non-interest income.

(7) Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Goodwill and core deposit intangibles were $27,039 and $28,608 at March 31, 2025 and March 31, 2024, respectively.